Exhibit 99.1

Ameron Reports Solid First Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--Ameron International Corporation (NYSE:AMN) today reported net income of $9.7 million, or $1.07 per diluted share in the first quarter ended March 2, 2008, compared to net income of $8.5 million, or $.94 per diluted share, in the first quarter ended February 25, 2007. Net income and earnings per share increased 15% and 14%, respectively, in the first quarter of 2008, compared to the first quarter of 2007. Sales totaled $149.8 million in the first quarter of 2008, compared to $120.4 million in 2007, an increase of 24%.

The earnings improvement in the first quarter of 2008 was led by the continued growth of the Fiberglass-Composite Pipe Group and the ready-mix concrete and aggregates business in Hawaii. The Water Transmission Group was even with last year, while the Pole Products Division had lower earnings. TAMCO, Ameron’s 50%-owned steel mini-mill, also had lower earnings.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer stated, “The first quarter earnings were in line with our expectations, and the results represent a positive start for the year.”

The Fiberglass-Composite Pipe Group had higher sales and segment income in the first quarter of 2008 as operations in the U.S., Europe, Asia and South America all contributed to the improved performance. Sales increased $19.3 million, or 42%, in the first quarter of 2008, while segment income increased $7.6 million, or 85%. All key market segments worldwide were strong, including marine, offshore, onshore oilfield and industrial. Polyplaster, Ltda. in Brazil, which the Company acquired in October 2007, represented approximately 25% of the sales improvement. Stronger currencies in Singapore, Malaysia and Europe versus the U.S. dollar contributed 22% of the sales increase. The demand for fiberglass piping in all core market segments continues to be solid and is driven by high oil prices and the high cost of steel alternatives. Construction of two new plants in Brazil has commenced, and the capital investment program is on schedule. The targeted completion date for the Centron pipe plant is the fourth quarter of 2008, while the Bondstrand fiberglass pipe plant will start-up in early 2009. The outlook for the Fiberglass-Composite Pipe Group remains favorable, and steady growth is anticipated.

The Water Transmission Group had higher sales in the first quarter of 2008, compared to the first quarter of 2007. The sales increase totaled $11.4 million and was attributed to higher sales of wind towers. Sales of water transmission piping were essentially equal to last year. The Water Transmission Group incurred a segment loss in the first quarter of 2008 that was at the same level as the loss incurred in the first quarter of 2007. The water infrastructure market in the geographical areas served by the Company continues to be soft. While market activity in Northern California has improved, the bidding activity in Arizona, Nevada and Southern California remains well below historical levels. We expect the water pipe market to begin to recover late in 2008 and throughout 2009. Wind tower production increased compared to the first quarter of 2007. The business continues on a learning curve, but is rapidly achieving efficiencies. The outlook for the wind energy market in the Western U.S. is for continued strong growth. Longer term demand for the water pipe systems and wind energy in the Western region is expected to be strong and the Company’s businesses are well positioned to capitalize on these opportunities.

The Infrastructure Products Group had lower sales in the first quarter of 2008, compared to the first quarter of 2007. Sales declined $2.0 million, or 4%, as higher sales by Ameron’s Hawaii Division were more than offset by lower sales of the Pole Products Division. Segment income for the first quarter of 2008 was slightly below last year as the income improvement of the Hawaii Division was offset by lower earnings of the Pole Products Division. Ameron’s Hawaii Division continued to achieve steady growth due to the demand for ready-mix concrete and aggregates on both Oahu and Maui. The Hawaiian construction sector remains solid across most construction markets including governmental, commercial, military, and the time share/resort sector. The Pole Products Division had lower sales of decorative concrete poles for residential lighting as a result of the nationwide slowdown of residential construction. Inasmuch as residential market conditions are not expected to improve short term, the business has targeted the commercial construction segment and the replacement pole market segment to help offset the decline in new residential construction. The outlook for the Infrastructure Products Group is for a steady performance by the Hawaii Division, while the Pole Products Division is expected to continue to be confronted with soft market conditions throughout the year.

TAMCO had higher sales in the first quarter of 2008 compared to the first quarter of 2007. Net income, however, was down due to higher production and raw material costs and unfavorable product mix. Ameron’s share of TAMCO’s net income totaled $2.8 million after taxes in the first quarter of 2008, compared to $5.0 million in 2007. Demand for steel rebar in TAMCO’s key markets is expected to be steady due to highway construction and overall infrastructure construction as well as selective export opportunities.

James Marlen concluded, “There is some uncertainty regarding the direction of the economy, but we expect solid operating results in 2008. Long term, I remain quite optimistic regarding the Company’s growth prospects and performance.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Cautionary statement for purposes of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation (“Ameron” or the “Company”) are forward-looking and reflect the Company’s current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron’s businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron’s results. Forward-looking statements represent the Company’s judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	March 2, 2008	February 25, 2007
Sales	$149,769	$120,355
Cost of sales	(116,317)	(95,035)
Gross profit	33,452	25,320

Selling, general and administrative expenses	(25,802)	(21,500)
Other income, net	2,975	1,018
Income from continuing operations before interest, income taxes and equity in earnings of joint venture	10,625	4,838
Interest income, net	289	366
Income from continuing operations before income taxes and equity in earnings of joint venture	10,914	5,204
Provision for income taxes	(3,929)	(1,920)
Income from continuing operations before equity in earnings of joint venture	6,985	3,284
Equity in earnings of joint venture, net of taxes	2,752	5,028
Income from continuing operations	9,737	8,312
Income from discontinued operations, net of taxes	-	156
Net income	$9,737	$8,468

Basic earnings per share:
Income from continuing operations	$1.07	$.92
Income from discontinued operations, net of taxes	-	.02
Net income	$1.07	$.94

Diluted earnings per share:
Income from continuing operations	$1.07	$.92
Income from discontinued operations, net of taxes	-	.02
Net income	$1.07	$.94
Weighted-average shares (basic)	9,075,086	8,994,075
Weighted-average shares (diluted)	9,102,978	9,050,525

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief
Financial Officer
626-683-4000